Exhibit 99.1

Contact
Investor Relations
Phone: (441) 278-0988
Email: investorrelations@endurance.bm

ENDURANCE REPORTS SECOND QUARTER NET INCOME OF $103.3 MILLION AND ANNUALIZED RETURN ON AVERAGE COMMON EQUITY OF 17.0%

PEMBROKE, Bermuda – July 29, 2008 – Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported net income of $103.3 million and $1.56 per diluted common share for the second quarter of 2008 versus net income of $135.3 million and $1.85 per diluted common share in the second quarter of 2007.

For the six months ended June 30, 2008, net income was $181.1 million and $2.70 per diluted common share versus net income of $237.2 million and $3.22 per diluted common share for the six months ended June 30, 2007.

Operating highlights for the quarter ended June 30, 2008 were as follows:

•	Gross premiums written of $518.1 million, an increase of 2.2% over the same period in 2007;

•	Ceded premiums of $48.7 million versus $58.6 million in the second quarter of 2007;

•	Combined ratio of 89.0%, which included 12.4 percentage points of favorable prior year loss reserve development;

•	Net investment income of $60.5 million, a decrease of $18.1 million over the same period in 2007;

•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $102.7 million and $1.55 per diluted common share; and

•	Operating return on average common equity for the quarter of 4.2%, or 16.9% on an annualized basis.

Operating highlights for the six months ended June 30, 2008 were as follows:

•	Gross premiums written of $1,386.7 million, an increase of 28.4% over the same period in 2007;

•	Ceded premiums of $276.5 million versus $98.2 million in the first half of 2007;

•	Combined ratio of 86.9%, which included 11.8 percentage points of favorable prior year loss reserve development;

•	Net investment income of $107.4 million, a decrease of $46.0 million over the same period in 2007;

•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $192.2 million and $2.87 per diluted common share;

•	Operating return on average common equity for the first half of the year of 7.9%, or 15.9% on an annualized basis; and

•	Book value of $36.72 per diluted common share, up 4.8% from December 31, 2007.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented “Endurance produced another quarter of strong core earnings in the midst of increasing competition in the insurance and reinsurance markets and continued volatility in the financial markets, as well as increased levels of U.S. catastrophes and adverse crop growing conditions in many parts of the Midwestern United States. Our second quarter performance in spite of these obstacles is a testament to the quality of Endurance’s strategy of diversification and the effectiveness of Endurance’s underwriting, risk control and capital management.”

Operating Results

The 2.2% and 28.4% increases in gross premiums written in the three and six months ended June 30, 2008 over the same periods in 2007 resulted primarily from growth in the Insurance segment’s agriculture line of business from recently acquired ARMtech Insurance Services, Inc. and its affiliates (“ARMtech”) and from the Insurance segment’s workers’ compensation line of business. The growth in gross premiums written was partially offset by declines in premiums written within the Reinsurance segment, due to changes in client cessions, rate reductions and non-renewals of business which failed to meet the Company’s underwriting standards. Net premiums earned for the three and six months ended June 30, 2008 increased by $35.5 million or 8.5% and $30.5 million or 3.8% from the same periods in 2007 principally due to increases in written premiums in the agriculture line of the Insurance segment.

The Company’s operating results for the second quarter and first six months of 2008 included $56.2 million and $97.1 million of favorable prior year loss reserve development compared to $27.6 million and $83.5 million, respectively, for the same periods in 2007. Favorable development for the current periods resulted from lower than expected claims primarily in the short and long tail lines of the Insurance segment and the short tail and agriculture and other specialty lines of the Reinsurance segment.

The Company’s operating results for the second quarter of 2008 also included the impact of severe weather and worse than expected growing conditions for major crops in the U.S. resulting from heavy rains in parts of the Midwestern U.S. and drought conditions in other states. The Company’s relatively low exposure to the areas most significantly impacted by the adverse growing conditions and protection afforded by reinsurance reduced the impact of these events on the Company’s performance in the current periods. These conditions resulted in an increase to the Company’s loss ratio in the second quarter and first six months of 2008 of 3.1 percentage points and 1.7 percentage points, respectively.

For the three and six months ended June 30, 2008, the Company’s operating results were impacted by declines of $18.1 million and $46.0 million in net investment income compared to the same periods in 2007. In the second quarter and first six months of 2008, the Company recorded $0.5 million and $16.6 million of losses, respectively, related to its alternative investments and high yield funds, compared to $13.5 million and $25.7 million of income in the second quarter and first six months of 2007, respectively. Current year investment losses were due to mark to market adjustments experienced as a result of the broadly negative credit and equity markets during the first six months of 2008, particularly from the months of February, March and June. The investment income generated by the Company’s fixed maturity investments for the second quarter and first six months of 2008 was consistent with the same periods in 2007.

Insurance Segment

Gross premiums written in Endurance’s Insurance segment for the three and six months ended June 30, 2008 were $272.0 million and $857.1 million compared to $198.0 million and $345.0 million for the same periods in 2007. Premium growth for the Insurance segment was largely due to agriculture premiums written by ARMtech, resulting in $50.9 million and $464.3 million of additional gross written premiums, and $93.2 million and $126.0 million of additional net earned premiums in the quarter and six months ended June 30, 2008, respectively. In addition, the Company’s Insurance segment recorded $12.7 million and $34.6 million more workers’ compensation premiums in the second quarter and first six months of 2008 as compared to the same periods in 2007. The Insurance segment’s growth in these lines of business was partially offset by modest declines in gross premiums written in the casualty and healthcare liability lines of business in the second quarter and first six months of 2008 as compared to the same periods in 2007.

Endurance’s Insurance segment combined ratios were 98.7% and 100.8% in the three and six months ended June 30, 2008 versus combined ratios of 79.4% and 84.5% for the three and six months ended June 30, 2007. The increases in the combined ratios in the second quarter and first six months of 2008 compared to the same periods in 2007 were driven predominantly by increases in the current periods’ net loss ratios related to the Company’s agriculture business line, international property business and from lower favorable development of prior year loss reserves, partially offset by improvements in the Insurance segment’s acquisition and general and administrative expense ratios.

During the second quarter of 2008, severe weather and worse than expected growing conditions were experienced for major crops in the U.S. due to heavy rains in parts of the Midwestern U.S. and drought conditions in other states, resulting in an increase of 5.7 percentage points and 3.4 percentage points to the Insurance segment’s net loss ratios for the second quarter and first six months of 2008, respectively. In addition, during the second quarter, several large fires resulted in international property losses which added 3.0 percentage points and 1.8 percentage points to the Insurance segment’s net loss ratios for the three and six months ended June 30, 2008, respectively. The Insurance segment’s net loss ratios for the current periods compared to the same periods in 2007 also increased due to changes in the mix of business with more premiums earned for the current periods in the agriculture line, which has a higher associated initial expected loss ratio. These losses were partially offset by favorable prior year loss reserve development of $25.6 million, or 10.4 percentage points for the second quarter and $29.3 million, or 7.1 percentage points, for the first six months of 2008, compared to favorable prior year loss reserve development of $18.7 million, or 15.1 percentage points and $45.2 million, or 19.3 percentage points, for the same quarter and first six months a year ago. The current periods’ favorable prior year loss reserve development emerged in the short tail property and the long tail healthcare liability lines, while in the same periods of 2007 favorable loss reserve development was primarily recorded in the short tail property lines.

The increase in the net loss ratio in the Insurance segment was partially offset by an improvement in the Insurance segment’s acquisition and general and administrative expense ratios for the current periods compared to the three and six months ended June 30, 2007 due to growth in premiums and the addition of the agriculture line, which benefited from third party commissions and expense reimbursements.

Reinsurance Segment

Total premiums written in Endurance’s Reinsurance segment for the three and six months ended June 30, 2008 were $246.4 million and $531.9 million, compared to $328.8 million and $758.3 million of total premiums written in the same periods in 2007. Declines in the Company’s catastrophe, property and surety and other specialty lines resulted from changes in client cessions, rate reductions and the non-renewal of contracts that no longer met the Company’s underwriting standards. Agriculture premiums declined due to expected attrition stemming from the acquisition of ARMtech, which competes with many of the Company’s agriculture reinsurance clients, and the non-renewal of contracts that no longer met the Company’s underwriting standards.

For the three and six months ended June 30, 2008, the Reinsurance segment’s combined ratios were 77.0% and 73.0% versus 82.0% and 85.0% during the three and six months ended June 30, 2007. The combined ratios for the current periods benefited primarily from overall lower levels of catastrophe losses as compared to 2007, which included losses due to Windstorm Kyrill in the six months ended June 30, 2007. In addition, the Reinsurance segment recorded favorable prior year loss reserve development of $33.0 million or 15.7 percentage points in the second quarter and $68.5 million or 16.5 percentage points in the first six months of 2008 compared to $8.4 million or 2.6 percentage points and $31.5 million or 5.1 percentage points of favorable prior year loss reserve development for the same periods in 2007. The current periods’ favorable prior year loss reserve development resulted from lower than expected claims reported in the Reinsurance segment’s short tail and agriculture and other specialty lines of business.

The decreases in the net loss ratios for the second quarter and first six months of 2008 were partially offset by growth in the current periods’ acquisition expense ratios and general and administrative expense ratios compared to the same periods in 2007. Growth in the current periods’ acquisition expense ratios was generally due to changes in the earned premium mix with pronounced decreases in the agriculture line, which has lower acquisition expenses than the Company’s other reinsurance lines. Growth in the general and administrative expense ratios in the current periods was primarily due to declines in earned premiums from the same periods in 2007.

Investments

Endurance’s net investment income decreased 23.0% or $18.1 million for the quarter ended June 30, 2008 and 30.0% or $46.0 million for the six months ended June 30, 2008 as compared to the same periods in 2007. During the second quarter and six months ended June 30, 2008, the Company’s net investment income included mark to market losses of $0.5 million and $16.6 million on its alternative investments and high yield funds included in other investments, as compared to gains of $13.5 million and $25.7 million in the second quarter and first six months of 2007. Although recent market volatility has negatively impacted the carrying value and related net investment income contribution from its alternative and high yield fund investments, the Company has achieved an inception to date annualized return on these investments of 9.6% through June 30, 2008. Investment income generated from the Company’s fixed maturity investments, which comprises approximately 92.6% of the Company’s invested assets, including fixed maturity and other investments, as of June 30, 2008, was consistent period over period. The ending book yield on the Company’s fixed maturity investments at June 30, 2008 was 5.1%, down slightly from December 31, 2007 as a result of modest trading activity and modestly lower reinvestment rates during the current quarter.

Endurance’s fixed maturity portfolio maintained an average credit quality of AAA as of June 30, 2008, and to date has not been materially impacted by downgrades or defaults. During the second quarter of 2008, the Company recorded net realized investment losses of $4.0 million, which included $4.2 million of losses from other than temporary impairments (“OTTI”). For the six months ended June 30, 2008, the Company recorded $15.5 million of net realized investment losses, of which $18.5 million were from OTTI losses. The Company’s OTTI losses were primarily due to interest rate changes and spread widening experienced in the fixed income markets in the second quarter and first six months of 2008. Endurance continues to record its fixed maturity investments at fair value, with differences between amortized cost and fair value reflected as a component of other comprehensive income provided such differences are deemed to be temporary.

Endurance ended the second quarter of 2008 with cash and invested assets of $5.6 billion, which represents a slight increase from December 31, 2007. Net operating cash flow was $269.8 million for the six months ended June 30, 2008 versus $240.7 million for the same period in 2007.

Capitalization and Shareholders’ Equity

At June 30, 2008, Endurance’s GAAP shareholders’ equity was $2.5 billion or $36.72 per diluted common share versus $2.5 billion or $35.05 per diluted common share at December 31, 2007. During the three months ended June 30, 2008, the Company repurchased approximately 706,000 of its common shares and share equivalents in private and open market transactions for an aggregate repurchase price of $23.9 million. Year to date, the Company has repurchased approximately 1.7 million shares and share equivalents in private and open market transactions for an aggregate repurchase price of $64.4 million.

Earnings Call

Endurance will host a conference call on July 30, 2008 at 10:30 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (877) 672-9216 or (706) 634-9637 (international) and entering pass code: 28044854. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through August 13, 2008 by dialing (800) 642-1687 or (706) 645-9291 (international) and entering the pass code: 28044854.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of Endurance’s financial supplement for the second quarter of 2008 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.

Operating income, operating return on average common equity, operating income per dilutive common share, total premiums written and combined ratio are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture, workers’ compensation, professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our operating subsidiaries (other than American Agri-Business Insurance Company) and A- (Excellent) from A.M. Best for American Agri-Business Insurance Company. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, competition, possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, the impact of current regulatory investigations, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2007.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands of United States dollars, except share and per share amounts)

	June 30, 2008	December 31, 2007

Assets
Cash and cash equivalents	$656,158	$567,825
Fixed maturity investments available for sale, at fair value	4,604,653	4,660,236
Other investments	366,886	358,128
Premiums receivable, net	1,101,610	723,832
Deferred acquisition costs	194,390	168,968
Securities lending collateral	153,062	173,041
Prepaid reinsurance premiums	205,454	122,594
Losses recoverable	270,053	187,354
Accrued investment income	37,930	38,543
Goodwill and intangible assets	205,635	206,632
Deferred tax assets	14,788	—
Other assets	73,667	63,574

Total Assets	$7,884,286	$7,270,727

Liabilities
Reserve for losses and loss expenses	$3,080,274	$2,892,224
Reserve for unearned premiums	1,222,830	855,085
Net deposit liabilities	89,718	108,943
Securities lending payable	153,062	173,041
Reinsurance balances payable	272,901	162,899
Debt	448,793	448,753
Deferred tax liability	—	922
Other liabilities	82,813	116,601

Total Liabilities	5,350,391	4,758,468

Shareholders’ Equity
Preferred shares
Series A, non-cumulative – 8,000,000 issued and outstanding (2007 – 8,000,000)	8,000	8,000
Common shares
59,641,896 issued and outstanding (2007 – 60,364,488)	59,642	60,364
Additional paid-in capital	1,107,219	1,165,300
Accumulated other comprehensive (loss) income	(5,282)	57,725
Retained earnings	1,364,316	1,220,870

Total Shareholders’ Equity	2,533,895	2,512,259

Total Liabilities and Shareholders’ Equity	$7,884,286	$7,270,727

Book Value per Common Share
Dilutive common shares outstanding	63,562,916	65,978,030
Diluted book value per common share[a]	$36.72	$35.05

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2007, which was derived from Endurance’s audited financial statements.

[a] Excludes the $200 million liquidation value of the preferred shares.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of United States dollars, except share and per share amounts)

	Quarter Ended		For the Six Months Ended

	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Revenues
Gross premiums written	$518,063	$506,803	$1,386,654	$1,080,094

Net premiums written	469,385	448,226	1,110,172	981,891
Change in unearned premiums	(16,300)	(30,675)	(285,044)	(187,295)

Net premiums earned	453,085	417,551	825,128	794,596
Other underwriting income (loss)	1,933	(3,203)	1,193	(9,139)
Net investment income	60,482	78,548	107,360	153,361
Net realized losses on investments	(4,013)	(9,038)	(15,497)	(11,122)

Total revenues	511,487	483,858	918,184	927,696

Expenses
Losses and loss expenses	275,325	207,179	464,827	417,773
Acquisition expenses	75,636	73,941	150,010	141,471
General and administrative expenses	52,493	48,664	102,537	97,493
Amortization of intangibles	2,637	1,127	5,325	2,254
Net foreign exchange (gains) losses	(5,621)	(2,072)	(2,514)	541
Interest expense	7,534	7,531	15,068	15,060

Total expenses	408,004	336,370	735,253	674,592

Income before income taxes	103,483	147,488	182,931	253,104
Income tax expense	(145)	(12,147)	(1,782)	(15,928)

Net income	103,338	135,341	181,149	237,176

Preferred dividends	(3,875)	(3,875)	(7,750)	(7,750)

Net income available to common shareholders	$99,463	$131,466	$173,399	$229,426

Per share data
Weighted average number of common and common equivalent shares outstanding:
Basic	58,557,637	65,530,868	58,690,558	66,068,935
Diluted	63,711,684	70,930,107	64,195,512	71,294,303
Basic earnings per common share	$1.70	$2.01	$2.95	$3.47

Diluted earnings per common share	$1.56	$1.85	$2.70	$3.22

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the quarter ended June 30, 2008

	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$271,973	$246,386	$518,359	$(296)	$518,063
Ceded premiums written	(37,583)	(11,095)	(48,678)	—	(48,678)

Net premiums written	234,390	235,291	469,681	(296)	469,385

Net premiums earned	245,383	210,001	455,384	(2,299)	453,085
Other underwriting loss	—	—	—	1,933	1,933

Total underwriting revenues	245,383	210,001	455,384	(366)	455,018

Expenses
Net losses and loss expenses	188,171	86,737	274,908	417	275,325
Acquisition expenses	29,000	47,499	76,499	(863)	75,636
General and administrative expenses	25,071	27,422	52,493	—	52,493

	242,242	161,658	403,900	(446)	403,454

Underwriting income	$3,141	$48,343	$51,484	$80	$51,564

Net loss ratio	76.7%	41.3%	60.4%		60.7%
Acquisition expense ratio	11.8%	22.6%	16.8%		16.7%
General and administrative expense ratio	10.2%	13.1%	11.5%		11.6%

Combined ratio	98.7%	77.0%	88.7%		89.0%

(1) Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the quarter ended June 30, 2007

	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting (1)	Reported Totals

Revenues
Gross premiums written	$197,967	$328,815	$526,782	$(19,979)	$506,803
Ceded premiums written	(45,967)	(12,610)	(58,577)	—	(58,577)

Net premiums written	152,000	316,205	468,205	(19,979)	448,226

Net premiums earned	124,057	324,318	448,375	(30,824)	417,551
Other underwriting loss	—	—	—	(3,203)	(3,203)

Total underwriting revenues	124,057	324,318	448,375	(34,027)	414,348

Expenses
Net losses and loss expenses	63,422	171,172	234,594	(27,415)	207,179
Acquisition expenses	16,528	64,555	81,083	(7,142)	73,941
General and administrative expenses	18,592	30,072	48,664	—	48,664

	98,542	265,799	364,341	(34,557)	329,784

Underwriting income	$25,515	$58,519	$84,034	$530	$84,564

Net loss ratio	51.1%	52.8%	52.3%		49.6%
Acquisition expense ratio	13.3%	19.9%	18.1%		17.7%
General and administrative expense ratio	15.0%	9.3%	10.9%		11.7%

Combined ratio	79.4%	82.0%	81.3%		79.0%

(1) Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the six months ended June 30, 2008

	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$857,107	$531,864	$1,388,971	$(2,317)	$1,386,654
Ceded premiums written	(266,576)	(9,906)	(276,482)	—	(276,482)

Net premiums written	590,531	521,958	1,112,489	(2,317)	1,110,172

Net premiums earned	413,364	415,737	829,101	(3,973)	825,128
Other underwriting income	—	—	—	1,193	1,193

Total underwriting revenues	413,364	415,737	829,101	(2,780)	826,321

Expenses
Net losses and loss expenses	319,122	147,937	467,059	(2,232)	464,827
Acquisition expenses	52,117	98,655	150,772	(762)	150,010
General and administrative expenses	45,632	56,905	102,537	—	102,537

	416,871	303,497	720,368	(2,994)	717,374

Underwriting (loss) income	$(3,507)	$112,240	$108,733	$214	$108,947

Net loss ratio	77.2%	35.6%	56.3%		56.3%
Acquisition expense ratio	12.6%	23.7%	18.2%		18.2%
General and administrative expense ratio	11.0%	13.7%	12.4%		12.4%

Combined ratio	100.8%	73.0%	86.9%		86.9%

(1) Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the six months ended June 30, 2007

	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$345,000	$758,288	$1,103,288	$(23,194)	$1,080,094
Ceded premiums written	(84,911)	(13,292)	(98,203)	—	(98,203)

Net premiums written	260,089	744,996	1,005,085	(23,194)	981,891

Net premiums earned	234,382	615,713	850,095	(55,499)	794,596
Other underwriting loss	—	—	—	(9,139)	(9,139)

Total underwriting revenues	234,382	615,713	850,095	(64,638)	785,457

Expenses
Net losses and loss expenses	126,951	340,871	467,822	(50,049)	417,773
Acquisition expenses	30,354	125,973	156,327	(14,856)	141,471
General and administrative expenses	40,809	56,684	97,493	—	97,493

	198,114	523,528	721,642	(64,905)	656,737

Underwriting income	$36,268	$92,185	$128,453	$267	$128,720

Net loss ratio	54.2%	55.4%	55.0%		52.6%
Acquisition expense ratio	13.0%	20.5%	18.4%		17.8%
General and administrative expense ratio	17.3%	9.1%	11.5%		12.3%

Combined ratio	84.5%	85.0%	84.9%		82.7%

(1) Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the quarter ended June 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	76.7%	51.1%	41.3%	52.8%	60.7%	49.6%
Acquisition expense ratio	11.8%	13.3%	22.6%	19.9%	16.7%	17.7%
General and administrative expense ratio	10.2%	15.0%	13.1%	9.3%	11.6%	11.7%

Combined ratio	98.7%	79.4%	77.0%	82.0%	89.0%	79.0%

Effect of Prior Year Net Loss Reserve Development

Favorable / (Unfavorable)

	For the quarter ended June 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	10.4%	15.1%	15.7%	2.6%	12.4%	6.6%

Net of Prior Year Net Loss Reserve Development

	For the quarter ended June 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	87.1%	66.2%	57.0%	55.4%	73.1%	56.2%
Acquisition expense ratio	11.8%	13.3%	22.6%	19.9%	16.7%	17.7%
General and administrative expense ratio	10.2%	15.0%	13.1%	9.3%	11.6%	11.7%

Combined ratio	109.1%	94.5%	92.7%	84.6%	101.4%	85.6%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, excluding prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the six months ended June 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	77.2%	54.2%	35.6%	55.4%	56.3%	52.6%
Acquisition expense ratio	12.6%	13.0%	23.7%	20.5%	18.2%	17.8%
General and administrative expense ratio	11.0%	17.3%	13.7%	9.1%	12.4%	12.3%

Combined ratio	100.8%	84.5%	73.0%	85.0%	86.9%	82.7%

Effect of Prior Year Net Loss Reserve Development

Favorable / (Unfavorable)

	For the six months ended June 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	7.1%	19.3%	16.5%	5.1%	11.8%	10.5%

Net of Prior Year Net Loss Reserve Development

	For the six months ended June 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	84.3%	73.5%	52.1%	60.5%	68.1%	63.1%
Acquisition expense ratio	12.6%	13.0%	23.7%	20.5%	18.2%	17.8%
General and administrative expense ratio	11.0%	17.3%	13.7%	9.1%	12.4%	12.3%

Combined ratio	107.9%	103.8%	89.5%	90.1%	98.7%	93.2%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, excluding prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

TOTAL PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

The following is a reconciliation of Endurance’s total premiums written including gross premiums written and deposit premiums (a non-GAAP measure) to gross premiums written for the quarters and six months ended June 30, 2008 and 2007:

	Quarter Ended June 30, 2008			Quarter Ended June 30, 2007

	Gross Premiums Written	Deposit Premiums	Total Premiums Written	Gross Premiums Written	Deposit Premiums	Total Premiums Written

Insurance
Property	$52,360	—	$52,360	$40,835	—	$40,835
Casualty	38,737	—	38,737	42,343	—	42,343
Healthcare liability	25,485	—	25,485	28,054	—	28,054
Workers’ compensation	69,888	—	69,888	57,142	—	57,142
Agriculture	50,921	—	50,921	—	—	—
Professional lines	34,582	—	34,582	29,593	—	29,593

Subtotal Insurance	$271,973	—	$271,973	$197,967	—	$197,967

Reinsurance
Casualty	$36,258	$(14)	$36,244	$22,135	$5,653	$27,788
Property	34,604	282	34,886	52,504	12,972	65,476
Catastrophe	130,217	—	130,217	147,506	—	147,506
Agriculture	5,822	—	5,822	24,118	—	24,118
Aerospace and Marine	24,250	—	24,250	31,343	1,140	32,483
Surety and other specialty	14,939	28	14,967	31,230	214	31,444

Subtotal Reinsurance	$246,090	$296	$246,386	$308,836	$19,979	$328,815

Total	$518,063	$296	$518,359	$506,803	$19,979	$526,782

Total premiums written is a non-GAAP internal performance measure used by Endurance in the management of its operations. Total premiums written represents gross premiums written and deposit premiums, which are premiums on contracts that are deemed as either transferring only significant timing risk or transferring only significant underwriting risk and thus are required to be accounted for under GAAP as deposits. Endurance believes these amounts are significant to its business and underwriting process and excluding them distorts the analysis of its premium trends. In addition to presenting gross premiums written determined in accordance with GAAP, Endurance believes that total premiums written enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. Total premiums written should not be viewed as a substitute for gross premiums written determined in accordance with GAAP.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

TOTAL PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007

	Gross Premiums Written	Deposit Premiums	Total Premiums Written	Gross Premiums Written	Deposit Premiums	Total Premiums Written

Insurance
Property	$83,542	—	$83,542	$67,877	—	$67,877
Casualty	63,861	—	63,861	69,140	—	69,140
Healthcare liability	41,978	—	41,978	46,843	—	46,843
Workers’ compensation	153,367	—	153,367	118,775	—	118,775
Agriculture	464,340	—	464,340	—	—	—
Professional lines	50,019	—	50,019	42,365	—	42,365

Subtotal Insurance	$857,107	—	$857,107	$345,000	—	$345,000

Reinsurance
Casualty	$105,223	$322	$105,545	$111,703	$8,022	$119,725
Property	69,222	1,912	71,134	88,598	13,579	102,177
Catastrophe	235,451	—	235,451	288,005	—	288,005
Agriculture	16,734	—	16,734	116,980	199	117,179
Aerospace and Marine	60,785	—	60,785	70,862	1,180	72,042
Surety and other Specialty	42,132	83	42,215	58,946	214	59,160

Subtotal Reinsurance	$529,547	$2,317	$531,864	$735,094	$23,194	$758,288

Total	$1,386,654	$2,317	$1,388,971	$1,080,094	$23,194	$1,103,288

Total premiums written is a non-GAAP internal performance measure used by Endurance in the management of its operations. Total premiums written represents gross premiums written and deposit premiums, which are premiums on contracts that are deemed as either transferring only significant timing risk or transferring only significant underwriting risk and thus are required to be accounted for under GAAP as deposits. Endurance believes these amounts are significant to its business and underwriting process and excluding them distorts the analysis of its premium trends. In addition to presenting gross premiums written determined in accordance with GAAP, Endurance believes that total premiums written enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. Total premiums written should not be viewed as a substitute for gross premiums written determined in accordance with GAAP.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATIONS

(in thousands of United States dollars, except share and per share amounts)

The following is a reconciliation of Endurance’s net income and net income per diluted common share to operating income, operating income per diluted common share and annualized operating return on average common equity (all non-GAAP measures) for the quarters and six months ended June 30, 2008 and 2007:

	Quarter Ended		Six Months Ended

	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net income	$103,338	$135,341	$181,149	$237,176

Add (Less) after-tax items:
Net foreign exchange gains	(4,071)	(1,914)	(4,081)	(372)
Net realized losses on investments	3,411	7,750	15,137	9,569

Operating income before preferred dividends	102,678	$141,177	192,205	$246,373
Preferred dividends	(3,875)	(3,875)	(7,750)	(7,750)

Operating income available to common shareholders	$98,803	$137,302	$184,455	$238,623

Weighted average dilutive common shares	63,711,684	70,930,107	64,195,512	71,294,303

Operating income per diluted share	$1.55	$1.94	$2.87	$3.35

Average common equity [a]	$2,336,035	$2,173,196	$2,323,077	$2,138,860

Operating return on average common equity	4.2%	6.3%	7.9%	11.2%

Annualized operating return on average common equity	16.9%	25.3%	15.9%	22.3%

Diluted per common share data
Net income	$103,338	$135,341	$181,149	$237,176
Preferred dividends	(3,875)	(3,875)	(7,750)	(7,750)

Net income available to common shareholders	$99,463	$131,466	$173,399	$229,426

Return on average common equity, Net income	4.3%	6.0%	7.5%	10.7%

Annualized return on average common equity, Net income	17.0%	24.2%	14.9%	21.5%

[a] Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $200 million liquidation value of the preferred shares.

Operating income and operating income per diluted common share are internal performance measures used by Endurance in the management of its operations. Operating income per diluted common share represents operating income divided by weighted average dilutive common shares. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income and net income per dilutive common share determined in accordance with GAAP, Endurance believes that showing operating income and operating income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to how management analyzes Endurance’s underlying business performance. Operating income and operating income per dilutive common share should not be viewed as substitutes for GAAP net income and net income per dilutive common share, respectively.

Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

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